EXHIBIT 99.33

COMISION NACIONAL DEL MERCADO DE VALORES
Paseo de la Castellana, 19
28046 – Madrid –

Madrid, 6 de febrero de 2007

Muy Sres. nuestros:	Dear Sirs,

En cumplimiento de lo dispuesto en el	Pursuant to what it is established in Art.
Art. 82 de la Ley 24/1988, de 28 de Julio,	82 of Law 24/1988, of July 28, of the
del Mercado de Valores, ACCIONA, S.A.	Securities Market, ACCIONA, S.A. states
comunica lo siguiente	the following

INFORMACION RELEVANTE	MATERIAL INFORMATION

Según lo ya declarado, el 12 de octubre de	As previously disclosed, on October 12,
2006, E.ON AG y E.ON Zwolfte	2006, E.ON AG and E.ON Zwolfte
Verwaltungs GMBH iniciaron una acción	Verwaltungs Gmbh initiated a judicial
judicial contra Acciona, S.A. y Finanzas	action against Acciona, S.A. and Finanzas
Dos, S.A. ante el Juzgado del Distrito Sur	Dos, S.A. in the U.S. District Court for the
de Nueva York, alegando que las	Southern District of New York, alleging
comunicaciones de Acciona relativas a su	that Acciona´s disclosures of its
inversión en Endesa, conforme al formula-	Endesa investment in its Schedule 13D
rio 13D, eran falsas e incompletas.	were false and incomplete. E.ON later
Posteriormente EON modificó su	filed an amended complaint further
demanda alegando violación de la legisla-	alleging violations of the U.S. tender offer
ción Norteamericana en materia de OPAs.	laws.

E.ON solicitó que el Juzgado emitiera	E.ON requested that the Court enter a
orden preliminar cautelar (i) instruyendo a	preliminary injuction order (1) directing
Acciona corrija sus erróneas manifesta-	Acciona to correct its public material
ciones públicas y omisiones graves y	misstatements and omissions, and file with
presente en la SEC un formulario 13D	the SEC a corrected Schedule 13D; (2)
corregido; (2) prohibiendo a Acciona	enjoining Acciona from purchasing or
comprar o suscribir acuerdos para	making any arrangement to purchase
comprar acciones de Endesa; (3)	Endesa securities; (3) requiring Acciona
requiriendo a Acciona para que, en el	within three business days of the Court´s
plazo de tres días hábiles contados de la	order to divest itself of any Endesa
fecha de la resolución judicial, desinvierta	securities acquired on or after October 5,
las acciones de Endesa adquiridas en o	2006; (4) requiring Acciona to vote its
antes del 5 de octubre; (4) requiriendo a	Endesa shares in proportion to the votes
Acciona para votar sus acciones en	cast by the remaining Endesa
proporción a los votos emitidos por los	shareholders; and (5) enjoining Acciona
demás accionistas de Endesa; y (5)	from making any further misstatements or
prohibiendo a Acciona realizar nuevas	omissions in connection with Endesa
manifestaciones erróneas u omisiones en	securities.
relación con las acciones de Endesa.

En la Opinión y Resolución emitida el 5	In an Opinion and Order issued February
de Febrero de 2007, de la que se adjunta	5, 2007, of which a copy is attached
copia, el Juzgado del Distrito Sur de	hereto, the United States District Court,
Nueva York rechazó las primeras cuatro	Southern District of New York
medidas cautelares solicitadas por EON y	rejected E.ON's first four requests for
ha prohibido a Acciona realizar nuevas	preliminary injunctive relief, and has
manifestaciones erróneas u omisiones en	prohibited Acciona from making any
virtud de la Legislación del Mercado de	further material misstatements or
Valores Norteamericana.	omissions under the U.S. securities laws

Atentamente/Yours sincerely,

______________________ Fdo: Jorge Vega-Penichet Secretario del Consejo Company Secretary